EXHIBIT (D)(1)(I)

                                  AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT

         This AMENDMENT, dated as of October 31, 2003, amends the Investment Advisory Agreement (as defined below) between Travelers Asset Management International Company LLC ("TAMIC") (formerly, Travelers Asset Management International Corporation) and the Money Market Portfolio (formerly, Cash Income Trust) (the "Trust").

                                   WITNESSETH:

         WHEREAS, TAMIC and the Trust have previously entered into a investment advisory agreement with respect to the Trust (the "Agreement"), dated December 30, 1992;

         WHEREAS, TAMIC and the Trust desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, TAMIC and the Trust hereby amend and modify the Agreement:

         1. By adding the following sub-section (f) to Section 2 of the
         Agreement:

         f. vote proxies on securities held by the Trust or delegate such responsibility to a sub-adviser appointed to provide investment advice or other services to the Trust. TAMIC represents that it or its delegee has adopted and implemented written policies and procedures reasonably designed to ensure that it will vote proxies in the best interest of the Trust and its shareholders, which policies and procedures describe how TAMIC or its delegee addresses material conflicts of interest between its interests and those of the Trust with respect to proxy voting. TAMIC shall furnish the Trust with such information reasonably requested by the Trust, in such form as may be requested, as is necessary (1) for a summary description of TAMIC's or its delegee's proxy voting policies and procedures to be included in the registration statement with respect to the Trust, and (2) for the proxy voting record for the Trust to be filed with the SEC in accordance with the requirements of Form N-PX (or any successor form).

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                                   Travelers Asset Management
                                                   International Company LLC

                                                   By: /s/ David A. Tyson
                                                      --------------------------

                                                   As:__________________________


                                                   Money Market Portfolio

                                                   By: /s/ Kathleen A. McGah
                                                      --------------------------

                                                   As: Assistant Secretary
                                                      --------------------------